                                                                      EXHIBIT 11

                                 GRANCARE, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (UNAUDITED)
          (Dollars and Shares in Thousands, Except Per Share Amounts)
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                                   Three months ended    Nine months ended
                                     September 30,         September 30,
                                   ------------------  -------------------
                                     1996      1995      1996       1995
                                   --------  --------  --------   --------
Primary
     Average shares outstanding....  23,350   23,258    23,250     23,235
     Net effect of conversion of
      stock options (a)............     633        -       546        556
     Net effect of conversion of
      warrants (a).................     219        -       225        435
                                    -------  -------   -------    -------

               Total...............  24,202   23,258    24,021     24,226
                                    =======  =======   =======    =======

     Net income (loss)............. $ 9,392  $  (518)  $24,162    $13,274
                                    =======  =======   =======    =======

     Net income (loss) per
      common share................. $  0.39  $ (0.02)  $  1.01    $  0.55
                                    =======  =======   =======    =======

Fully diluted

     Average shares outstanding....  23,350   23,258    23,296     23,235
     Net effect of conversion of
      stock options (a)............     705        -       750        594
     Net effect of conversion of
      warrants (a).................     223        -       277        438
     Net effect of conversion of
      convertible securities (b)...   2,330        -     2,330          -
                                    -------  -------   -------    -------

               Total...............  26,608   23,258    26,653     24,267
                                    =======  =======   =======    =======

Net income (loss).................. $ 9,392  $  (518)  $24,162    $13,274
Interest on convertible
 securities - net of tax...........     643        -     1,916          -
                                    -------  -------   -------    -------
                                    $10,035  $  (518)  $26,078    $13,274
                                    =======  =======   =======    =======

Net income (loss) per common
 share............................. $  0.38  $ (0.02)  $  0.98    $  0.55
                                    =======  =======   =======    =======

(a) Computed using the treasury stock method
(b) Computed using the "if-converted" method
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